Exhibit 99.1

INSPIRED REPORTS THIRD QUARTER 2021 RESULTS

●	Third Quarter Revenue of $77.6 million demonstrates continued momentum in our Interactive and Virtual Sports segments and strong recovery in our Gaming and Leisure segments from prior-year levels
●	Third Quarter Interactive Revenue increased 73.4% year-over-year
●	Third Quarter Net Income increased to a quarterly record $25.0 million
●	Third Quarter Adjusted EBITDA[1] of $30.1 million, ahead of management’s Third Quarter guidance range of $28 million to $30 million
●	Generated $19.8 million in operating cash flow during Third Quarter

New York, November 11, 2021 - Inspired Entertainment, Inc. (“Inspired” or the “Company”) (NASDAQ: INSE), a leading B2B provider of gaming content, systems and solutions, today reported financial results for the three-month period ended September 30, 2021. The results reflect continued growth in the Interactive and Virtual Sports segments and strong recovery in the Gaming and Leisure segments following customers’ retail venues reopening following COVID-19 lockdowns.

●	Total Revenue increased 29.0% year-over-year to $77.6 million in the three months ended September 30, 2021, on a reported basis[2], compared to $60.1 million in the prior-year period. Total Revenue increased 52.7% year-over-year excluding the $9.3 million payment from a UK LBO customer related to our contractual revenue share of the customer’s value added tax (VAT) rebate (“VAT-related revenue”) received in third quarter 2020.
●	Net income increased to a quarterly record $25.0 million, or $1.10 per basic share and $0.30 per diluted share, compared to $0.5 million, or $0.02 per basic and diluted share, in the prior-year period.
●	Adjusted EBITDA increased 20.4% year-over-year to $30.1 million compared to $25.0 million in the prior-year period. Adjusted EBITDA increased 88.8% year-over-year excluding $9.1 million of income received in third quarter 2020 relating to the VAT-related revenue and associated third party fees (“VAT-related income”).
●	Adjusted EBITDA Margin[1] was 38.8% in third quarter 2021 compared to 41.6% in third quarter 2020. Third quarter 2021 Adjusted EBITDA Margin increased approximately 740 basis points year-over-year when compared to the third quarter 2020 Adjusted EBITDA Margin of 31.4% excluding the VAT-related revenue and VAT-related income.
●	Net Cash Provided by Operating Activities Less Cash from Investing Activities during the quarter was an inflow of $13.8 million.

1 “Adjusted EBITDA” and “Adjusted EBITDA Margin” are non-GAAP financial measures defined below under “Non-GAAP Financial Measures” and reconciled to the most directly comparable GAAP measures in the accompanying supplemental table. Adjusted EBITDA Margin is calculated as a percent of Revenue.

2GBP:USD exchange rate was GBP 1.38: USD 1.00 for the three months ended September 30, 2021 and GBP 1.30: USD 1.00 for the three months ended September 30, 2020.

“I am very pleased with our third quarter results, as they reflect that we have emerged from the pandemic a much stronger, leaner and more efficient Company with significant momentum and increased growth opportunities,” said Lorne Weil, Executive Chairman of Inspired. “Our evolution this year, compared to pre-pandemic periods, is being driven by consistent growth in the operating performance of our capital efficient Interactive and Virtual Sports segments, demonstrating the substantial demand that exists for our products as well as an acceleration in general industry trends.”

Summary of Consolidated Third Quarter 2021 Financial Results (unaudited)

	Three Months				Functional
	Ended			Currency	Currency
	September 30		Change	Movement	Growth
	2021	2020[3,4]	(%)	2021	(%)
(In $ millions, except per share figures)
GAAP Measures:
Revenue	$77.6	$60.1	29.0%	$5.0	20.6%
Net operating income	$14.9	$8.2	82.1%	$1.1	68.0%
Net income	$25.0	$0.5	NM2	$1.7	NM2
Net income per basic share	$1.10	$0.02	NM2
Net income per diluted share	$0.30	$0.02	NM2
Non-GAAP Financial Measures[1]:
Adjusted EBITDA	$30.1	$25.0	20.4%	$1.8	13.2%

1Reconciliation to GAAP shown below.

2Percentage change is not meaningful.

3 On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission issued a joint statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” (the “SEC Staff Statement”). As a result of the SEC Staff Statement, Inspired restated its financial statements as of December 31, 2020 and December 31, 2019 and for the years ended December 31, 2020 and 2019. For the three months ended September 30, 2020, the change in fair value of warrant liability resulting from the SEC Staff Statement was a $0.2 million credit.

4 The three months ended September 30, 2020 includes $9.3 million of VAT-related revenue and $9.1 million of VAT-related income.

“Our strong third quarter financial results exceeded our expectations, in the face of changing foreign exchange rates and delays in COVID-19 restriction removals, supporting our confidence in the long-term outlook for the Company. Between the strong retail gaming outlook, robust iGaming trends and the overall improvement in our cost structure coming out of COVID-19, we were able to generate $19.8 million in operating cash flow and increase our cash position by $12.6 million during the quarter. At September 30, 2021, we had a cash balance of approximately $37.1 million and undrawn revolver availability of approximately $27.0 million3, leaving us in a better financial position than ever to deliver on our strategic plan and maximize shareholder value,” said Stewart Baker, Executive Vice President and Chief Financial Officer of Inspired.

“Our North American business remains a key driver of growth as we continue to expand our footprint, add to our portfolio of games and improve our speed to market. In addition to introducing our Virtuals online with BetMGM in New Jersey in the third quarter, we launched our Interactive games with DraftKings in Michigan and signed a multi-year exclusive contract with the Major League Baseball Players Alumni Association (MLBPAA) to bring the MLBPAA greats to life in a virtual homerun hitting competition. We have been actively pursuing online gaming supplier licenses in several additional jurisdictions and announced Loto-Quebec as our first iLottery customer, which we believe is an underpenetrated sector. We continue to see significant opportunities in the North American gaming landscape, and we believe we are well positioned based on our content-driven strategy and depth of relationships,” continued Weil.

3 Assumes GBP 1.35:USD 1.00 exchange rate on September 30, 2021.

Business Segment Highlights for Third Quarter 2021 (unaudited)

	Revenue			Adjusted EBITDA[1]			Adjusted EBITDA Margin[1]
	2021	2020[2]	%	2021	2020[2]	%	2021	2020[2]	%
(In $ millions)
Segments
Interactive	$6.1	$3.5	73%	$3.4	$2.2	54%	56%	63%	(11%)
Virtual Sports	10.5	8.3	27%	8.6	6.8	28%	82%	82%	—
Gaming	27.6	30.9	(11%)	10.9	16.4	(33%)	40%	53%	(25%)
Leisure	33.4	17.4	92%	13.0	3.3	290%	39%	19%	103%
Corporate	—	—	—	(5.8)	(3.7)	60%	—	—	—
Total Company	$77.6	$60.1	29%	$30.1	$25.0	20%	39%	42%	(7%)

1 “Adjusted EBITDA” and “Adjusted EBITDA Margin” are non-GAAP financial measures defined below under “Non-GAAP Financial Measures” and reconciled to the most directly comparable GAAP measures in the accompanying supplemental table. Adjusted EBITDA Margin is calculated as a percent of Revenue.

2 The three months ended September 30, 2020 includes $9.3 million of VAT-related revenue and $9.1 million of VAT-related income.

“We believe the third quarter is a good indicator of the strength of each of our segments coming out of COVID-19. Looking out to 2022, we see continued growth across each of our segments, with our Interactive and Virtual Sports segments increasing their relative contribution to overall results,” concluded Weil.

Recent Highlights (as of November 11, 2021)

Interactive

●	New Customers – Interactive content was launched with 12 new brands during the third quarter, including DraftKings in Michigan, four brands with The Stars Group and Leo Vegas in Spain.

●	New Jurisdictions –In the current quarter, our Interactive games went live with bet365 in the Netherlands.

●	New Content – Eight games were launched during the third quarter across the estate including Big Piggy Bonus™, which has proven popular with players.

●	First iLottery Customer – Loto-Quebec has agreed to launch our iLottery games in addition to our Interactive slots subsequent to the end of the third quarter. This will be Inspired’s first entry into the iLottery market.

●	License Update – In the third quarter, Inspired received a license from Alberta Gaming, Liquor and Cannabis (“AGLC”) to include Interactive games on PlayAlberta.ca, the only regulated online gaming site in the Province. Subsequent to the end of the quarter, we were granted an iGaming supplier license in the newly regulated Connecticut market, with several games submitted for approval.

Virtual Sports

●	Retail and Online Virtual Sports Agreements – During the third quarter, Inspired signed Virtual Plug & Play™ (VPP) agreements with Mozzartbet (Serbia), Novibet (Greece), Betshop (Greece) and iBet. Subsequent to the end of the quarter, the Company signed VPP agreements with FonBet and BetPlay (Colombia). VPP allows online players to access multiple Virtual Sports via an intuitive player interface.

●	Online Virtual Plug & Play™ (“VPP”) Launches – During the third quarter, Inspired launched VPP with BetMGM in New Jersey.

●	New Products – Inspired launched four channels of its brand-new V-Play Soccer 3.0 with bet365 in the third quarter. In Greece, our U.S. Basketball product was deployed into the OPAP retail estate of approximately 3,500 venues. In addition, multiple Italian clients, including Snaitech, launched with our new Penalty shootout, Matchday Ultra and Marbles products as well as upgrades to existing products. Subsequent to the end of the quarter, Inspired signed a multi-year exclusive contract with the Major League Baseball Players Alumni Association (MLBPAA) to bring the MLBPAA greats to life, delivering an experience with ‘Home Run Shoot Out™’, a virtual homerun hitting competition, which can be licensed to all of Inspired’s Virtual Sports customers, both online and in retail.

Gaming

●	60 Valor™ Sales in Illinois – Third quarter sales bring total Valor™ terminal sales in North America since launch to 600. The Company has commitments for 95 additional units in Illinois thus far in the fourth quarter.

●	More Units in Greece –Awarded a further 500 Valor units in Greece during the third quarter. Once delivered, our total unit count in Greece will be approximately 9,440 terminals.

●	Italy Content Strategy – In the third quarter, we recognized a 944 video lottery terminal (VLT) sale to Sisal in Italy, completing a 1,624 VLT hardware sale. Inspired will continue to supply Sisal with downloadable content.

Leisure

●	Record Holiday Parks Demand- We experienced record revenues from the holiday park sector in the third quarter driven by prior-year investment in product mix and consumer demand.

●	Cashless Operations – Our new cashless solution has been successfully implemented in a representative selection of Leisure Parks.

●	Strong Machine Performance - We also saw strong revenues from MSAs and improving machine performance in Pubs in the quarter with 97% of Pubs operational.

Overview of Third Quarter 2021 Results Versus Third Quarter 2020 on a Reported Basis

Total Revenue increased 29.0% year-over-year to $77.6 million in the three months ended September 30, 2021, on a reported basis, compared to $60.1 million in the prior-year period. Excluding the VAT-related revenue, Total Revenue increased 52.7% year-over-year reflecting the continued growth in the Interactive and Virtual Sports segments and strong recovery in the Gaming and Leisure segments following customers’ retail venues reopening following COVID-19 lockdowns.

Interactive Revenue grew 73.4% year-over-year to a record $6.1 million from $3.5 million, due to the consistent launch of new content across the estate, growth in the customer base in new, emerging and core markets and increased promotional activity through exclusive deals with tier-one customers. This performance led to Interactive segment operating income increasing 44.9% year-over-year to $2.3 million, primarily due to the increase in revenue and partly offset by an increase in cost of sales and third-party platform provider costs in line with the revenue increase as well as an increase in SG&A expenses driven by the investment in the segment to help drive the increasing revenues. Interactive Adjusted EBITDA increased 53.9% year-over-year to $3.4 million from $2.2 million in the prior-year period.

Virtual Sports Revenue increased to a record $10.5 million in third quarter 2021 from $8.3 million in the prior-year period primarily due to a $2.8 million increase in Online Virtuals driven by the migration of customers to online, partially offset by a decline in recurring Retail Virtuals of $0.5 million. Some retailers are reporting revenues ahead of pre-Covid levels, but others remain modestly behind with an improving picture week-on-week as recreational players return to shops. In addition, the Italian government introduced a proof of vaccination requirement during August which has slowed recovery. Virtual Sports Segment Operating Income was $7.6 million, which compares favorably to $5.7 million in the third quarter 2020 primarily due to the increase in revenue. Virtual Sports Adjusted EBITDA increased to $8.6 million from $6.8 million in the third quarter 2020.

Gaming Service Revenue (excluding VAT-related revenue) increased year-over-year by $1.8 million as Inspired’s retail customers returned to pre-COVID performance levels in third quarter 2021. Total Gaming Customer Gross Win per unit per day (in our functional currency, GBP) for the three-month period increased by £6.08, or 8.6%, as retail venues in the UK LBO estate showed year-over-year growth. Revenues returned to prior-year levels in Greece and Italy. Gaming Product Revenue increased by $3.7 million driven by product sales of $2.0 million in the UK markets, $1.1 million in sales to Italy and $0.8 million of VALOR™ terminal sales in North America. Gaming Segment Operating Income for third quarter 2021 was $5.1 million. Excluding VAT-related income, Gaming Operating Income increased by $4.6 million year-over-year due to an increase in product revenue and a decrease in depreciation and amortization, partly offset by an increase in SG&A as all staff returned from furlough. Gaming Adjusted EBITDA was $10.9 million. Excluding VAT-related income, Gaming Adjusted EBITDA increased by $3.6 million year-over-year.

Leisure Revenue increased $16.0 million to $33.4 million in third quarter 2021 from $17.4 million in third quarter 2020 driven by record incomes in leisure parks with the removal of all COVID-19 restrictions for the majority of the period. COVID-19 restrictions resulted in frequent amendments to overseas travel policies in the UK, resulting in a record summer season for our Leisure Parks business despite initial restrictions in Wales and Scotland. During the prior-year period, many sectors of the Leisure segment (Pubs, Holiday Parks, Motorway Service Areas and Bingo) were impacted due to the COVID-19 lockdown in the UK. Motorway Service Areas have delivered strong performance in the quarter with revenue ahead of pre-pandemic levels on a like-for-like basis. Pubs have been slower to recover following reopening, however, machine performance has improved during the quarter. Digitization of the pub estate has continued with further digital machines placed in the quarter taking digital penetration to 78%. Leisure Segment Operating Income improved to $9.0 million from a loss of $2.1 million. Leisure Adjusted EBITDA improved to $13.0 million from $3.3 million in the third quarter 2020. Leisure Adjusted EBITDA Margin nearly doubled year-over-year to 38.9% from 19.1%, exhibiting the strength of the business and the results of the integration efforts.

Total Company Selling, General and Administrative expenses increased to $29.2 million from $21.5 million in the prior-year period. This $7.7 million increase was driven by all staff returning from furlough for the whole period ($3.6 million), additional other employee costs ($0.4 million), additional IT costs due to returning staff ($0.3 million) and lower labor capitalization ($0.3 million). Currency movements accounted for $1.8 million of the increase.

Net Income during the quarter increased to $25.0 million compared to $0.5 million in the prior-year period primarily due to the increase in net operating income ($6.7 million), the increase in credit of the change in fair value of warrant liability ($17.1 million) and a decrease in net interest expense ($1.0 million).

Total Company Net Cash Provided by Operating Activities Less Capital Expenditures during the quarter was an inflow of $13.8 million.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, including EBITDA and Adjusted EBITDA, to analyze our operating performance. We use these financial measures to manage our business on a day-to-day basis. We believe that these measures are also commonly used in our industry to measure performance. For these reasons, we believe that these non-GAAP financial measures provide expanded insight into our business, in addition to standard U.S. GAAP financial measures. There are no specific rules or regulations for defining and using non-GAAP financial measures, and as a result the measures we use may not be comparable to measures used by other companies, even if they have similar labels. The presentation of non-GAAP financial information should not be considered in isolation from, or as a substitute for, or superior to, financial information prepared and presented in accordance with U.S. GAAP. You should consider our non-GAAP financial measures in conjunction with our U.S. GAAP financial measures.

We define our non-GAAP financial measures as follows:

EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense.

Adjusted EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense, and other additional exclusions and adjustments. Such additional excluded amounts include stock-based compensation U.S. GAAP charges where the associated liability is expected to be settled in stock, and changes in the value of earnout liabilities and income and expenditure in relation to legacy portions of the business (being those portions where trading no longer occurs) including closed defined benefit pension schemes. Additional adjustments are made for items considered outside the normal course of business, including (1) restructuring costs, which include charges attributable to employee severance, management changes, restructuring, dual running costs, costs related to facility closures and integration costs, (2) merger and acquisition costs and (3) gains or losses not in the ordinary course of business. This does not include any adjustments related to COVID-19.

We believe Adjusted EBITDA, when considered along with other performance measures, is a particularly useful performance measure, because it focuses on certain operating drivers of the business, including sales growth, operating costs, selling and administrative expense and other operating income and expense. We believe Adjusted EBITDA can provide a more complete understanding of our operating results and the trends to which we are subject, and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income or loss, because it does not take into account certain aspects of our operating performance (for example, it excludes non-recurring gains and losses which are not deemed to be a normal part of underlying business activities). Our use of Adjusted EBITDA may not be comparable to the use by other companies of similarly termed measures. Management compensates for these limitations by using Adjusted EBITDA as only one of several measures for evaluating our operating performance. In addition, capital expenditures, which affect depreciation and amortization, interest expense, and income tax benefit (expense), are evaluated separately by management.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue.

Functional Currency at Constant rate. Currency impacts shown have been calculated as the current-period average GBP: USD rate less the equivalent average rate in the prior period, multiplied by the current period amount in our functional currency (GBP). The remaining difference, referred to as functional currency at constant rate, is calculated as the difference in our functional currency, multiplied by the prior-period average GBP: USD rate, as a proxy for functional currency at constant rate movement.

Currency Movement represents the difference between the results in our reporting currency (USD) and the results on a functional currency at constant rate basis.

Reconciliations from net loss, as shown in our Consolidated Statements of Operations and Comprehensive Loss, to Adjusted EBITDA are shown below.

Conference Call and Webcast

Inspired management will host a conference call and simultaneous webcast at 9:00 a.m. ET / 2:00 p.m. UK on Thursday, November 11, 2021 to discuss the financial results and general business trends.

Telephone: The dial-in number to access the call live is 1-844-746-0725 (US) or 1-412-317-5264 (International). Participants should ask to be joined into the Inspired Entertainment call.

Webcast: A live audio-only webcast of the call can be accessed through the “Events and Presentations” page of the Company’s website at www.inseinc.com under the Investors link. Please follow the registration prompts.

Replay of the call: A telephone replay of the call will be available one hour after the conclusion of the call until November 18, 2021 by dialing 1-877-344-7529 (US) or 1-412-317-0088 (International), via replay access code 10161414. A replay of the webcast will also be available on the Company’s website at www.inseinc.com.

About Inspired Entertainment, Inc.

Inspired offers an expanding portfolio of content, technology, hardware and services for regulated gaming, betting, lottery, social and leisure operators across retail and mobile channels around the world. The Company’s gaming, virtual sports, interactive and leisure products appeal to a wide variety of players, creating new opportunities for operators to grow their revenue. The Company operates in approximately 35 jurisdictions worldwide, supplying gaming systems with associated terminals and content for approximately 50,000 gaming machines located in betting shops, pubs, gaming halls and other route operations; virtual sports products through more than 32,000 retail venues and various online websites; interactive games for 170+ websites; and a variety of amusement entertainment solutions with a total installed base of more than 16,000 terminals. Additional information can be found at www.inseinc.com.

Forward-Looking Statements

This news release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our ability to bring certain of our products to customers in the various markets in which we operate and execute on our strategic plan, statements regarding expectations with respect to potential new customers and statements regarding our anticipated financial performance. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “continue,” “expect,” “estimate,” “plan,” “will,” “would” and “project” and other similar expressions that indicate future events or trends or are not statements of historical matters. These statements are based on Inspired management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of Inspired’s control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing Inspired’s views as of any subsequent date. You are advised to review carefully the “Risk Factors” section of Inspired’s annual report on Form 10-K for the fiscal year ended December 31, 2020, and in Inspired’s subsequent quarterly reports on Form 10-Q, which are available, free of charge, on the U.S. Securities and Exchange Commission’s website at www.sec.gov. Inspired does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

For Investors

Aimee Remey

aimee.remey@inseinc.com

+1 646 565-6938

For Press and Sales

inspiredsales@inseinc.com

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	September 30, 2021	December 31, 2020
	(Unaudited)
Assets
Cash	$37.1	$47.1
Accounts receivable, net	33.3	27.5
Inventory, net	14.6	17.6
Prepaid expenses and other current assets	26.0	16.8
Total current assets	111.0	109.0

Property and equipment, net	52.6	65.5
Software development costs, net	36.2	42.4
Other acquired intangible assets subject to amortization, net	6.9	7.7
Goodwill	82.7	83.7
Right of use asset	9.9	12.5
Other assets	4.5	3.3
Total assets	$303.8	$324.1

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$16.3	$17.9
Accrued expenses	43.5	31.4
Corporate tax and other current taxes payable	10.3	14.4
Deferred revenue, current	8.5	11.5
Operating lease liabilities	3.2	3.6
Other current liabilities	4.6	2.5
Warrant liability	9.0	13.0
Current portion of finance lease liabilities	0.9	0.6
Total current liabilities	96.3	94.9

Long-term debt	308.7	297.5
Finance lease liabilities, net of current portion	0.9	0.2
Deferred revenue, net of current portion	7.6	11.4
Derivative liability	—	1.7
Operating lease liabilities	7.4	9.2
Other long-term liabilities	3.8	10.9
Total liabilities	424.7	425.8

Commitments and contingencies

Stockholders’ deficit
Preferred stock; $0.0001 par value; 1,000,000 shares authorized	—	—
Common stock; $0.0001 par value; 49,000,000 shares authorized; 22,754,597 shares and 22,430,475 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	—	—
Additional paid in capital	331.2	324.6
Accumulated other comprehensive income	40.8	31.1
Accumulated deficit	(492.9)	(457.4)
Total stockholders’ deficit	(120.9)	(101.7)
Total liabilities and stockholders’ deficit	$303.8	$324.1

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in millions, except share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue:
Service	$68.7	$55.6	$123.3	$113.7
Product sales	8.9	4.5	18.6	14.3
Total revenue	77.6	60.1	141.9	128.0

Cost of sales, excluding depreciation and amortization:
Cost of service	(13.8)	(10.8)	(23.9)	(21.8)
Cost of product sales	(4.7)	(3.3)	(10.6)	(9.8)
Selling, general and administrative expenses	(33.0)	(22.6)	(76.7)	(63.8)
Acquisition and integration related transaction expenses	—	(1.2)	(1.5)	(5.6)
Depreciation and amortization	(11.2)	(14.0)	(36.2)	(39.9)
Net operating income (loss)	14.9	8.2	(7.0)	(12.9)

Other (expense) income
Interest income	0.1	0.1	0.2	0.5
Interest expense	(7.3)	(8.3)	(38.1)	(22.5)
Change in fair value of warrant liability	17.3	0.2	3.8	6.1
Loss from equity method investee	—	—	—	(0.5)
Other finance income (expense)	0.3	0.3	5.5	(5.9)

Total other income (expense), net	10.4	(7.7)	(28.6)	(22.3)

Income (loss) before income taxes	25.3	0.5	(35.6)	(35.2)
Income tax (expense) benefit	(0.3)	—	0.1	(0.3)
Net income (loss)	25.0	0.5	(35.5)	(35.5)

Other comprehensive income (loss):
Foreign currency translation gain (loss)	3.2	(4.2)	2.2	(0.7)
Change in fair value of hedging instrument	—	(0.4)	0.3	(2.7)
Reclassification of loss on hedging instrument to comprehensive income	0.3	0.3	1.3	1.0
Actuarial gains (losses) on pension plan	0.4	(0.3)	5.9	(4.6)
Other comprehensive income (loss)	3.9	(4.6)	9.7	(7.0)

Comprehensive income (loss)	$28.9	$(4.1)	$(25.8)	$(42.5)

Net income (loss) per common share – basic	$1.10	$0.02	$(1.57)	$(1.59)
Net income (loss) per common share – diluted	$0.30	$0.02	$(1.57)	$(1.59)

Weighted average number of shares outstanding during the period – basic	22,744,022	22,405,376	22,641,188	22,396,652
Weighted average number of shares outstanding during the period – diluted	25,763,351	23,344,402	22,641,188	22,396,652

Supplemental disclosure of stock-based compensation expense
Stock-based compensation included in:
Selling, general and administrative expenses	$(3.8)	$(1.1)	$(8.6)	$(3.1)

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions) (Unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(35.5)	$(35.5)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	36.2	39.9
Amortization of right of use asset	2.5	2.7
Stock-based compensation expense	8.6	3.1
Change in fair value of warrant liability	(3.8)	(6.1)
Impairment of investment in equity method investee	—	0.7
Foreign currency translation on senior bank debt	(4.6)	6.6
Reclassification of loss on hedging instrument to comprehensive income	1.3	0.7
Non-cash interest expense relating to senior debt	16.7	2.2
Changes in assets and liabilities:
Accounts receivable	(7.0)	(5.8)
Inventory	4.1	1.1
Prepaid expenses and other assets	(10.2)	2.8
Corporate tax and other current taxes payable	(5.4)	5.2
Accounts payable	(1.4)	4.1
Deferred revenues and customer prepayment	(3.8)	(4.7)
Accrued expenses	12.6	16.3
Operating lease liabilities	(2.0)	(2.3)
Other long-term liabilities	(1.3)	0.5
Net cash provided by operating activities	7.0	31.5

Cash flows from investing activities:
Purchases of property and equipment	(8.5)	(11.9)
Purchases of capital software	(9.7)	(10.1)
Net cash used in investing activities	(18.2)	(22.0)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	333.1	—
Proceeds from issuance of revolver	—	9.2
Repayments of long-term debt	(320.6)	—
Cash paid in connection with terminated interest rate swaps	(2.1)	—
Debt fees incurred	(9.1)	(3.1)
Repayments of finance leases	(0.4)	(0.7)
Net cash provided by financing activities	0.9	5.4

Effect of exchange rate changes on cash	0.3	(0.1)
Net (decrease) increase in cash	(10.0)	14.8
Cash, beginning of period	47.1	29.1
Cash, end of period	$37.1	$43.9

Supplemental cash flow disclosures
Cash paid during the period for interest	$17.6	$0.6
Cash paid during the period for income taxes	$1.2	$0.1
Cash paid during the period for operating leases	$3.1	$2.4

Supplemental disclosure of non-cash investing and financing activities
Property and equipment acquired through finance lease	$1.3	$1.5
Property and equipment transferred to inventory	$1.3	—
Additional paid in capital from net settlement of RSUs	$(1.6)	$—
Lease liabilities arising from obtaining right of use assets	$—	$(6.1)
Adjustment to goodwill arising from adjustment to fair value of assets acquired	$—	$(0.2)
Capitalized interest payments	$—	$10.6
Assets arising from asset retirement obligations	$—	$0.8

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

	For the Three-Month Period ended		For the Nine-Month Period ended
	Unaudited	Unaudited	Unaudited	Unaudited
	Sep 30,	Sep 30,	Sep 30,	Sep 30,
(In millions)	2021	2020	2021	2020
Net income (loss)	$25.0	$0.5	$(35.5)	$(35.5)
Items Relating to Discontinued Activities:
Pension charges	0.2	0.2	0.6	0.5

Items outside the normal course of business:
Costs of group restructure	—	0.4	—	0.8
Acquisition and integration related transaction expenses	—	1.2	1.5	5.6
Refinancing of Company Debt	—	—	0.8	—
Italian tax related costs relating to prior year	—	—	1.4	—
Impairment on interest in equity method investee	—	—	—	0.7
Stock-based compensation expense	3.8	1.1	8.6	3.1

Depreciation and amortization	11.2	14.0	36.2	39.9
Interest Income Interest	(0.1)	(0.1)	(0.2)	(0.5))
Interest Expense	7.3	8.3	38.1	22.5
Change in fair value of warrant liability Interest	(17.3)	(0.2)	(3.8)	(6.1)
Other finance expenses / (income)	(0.3)	(0.3)	(5.5)	5.9
Income tax	0.3	—	(0.1)	0.3
Adjusted EBITDA	$30.1	$25.0	$42.0	$37.2

Adjusted EBITDA	£21.8	£19.3	£30.4	£29.0

Exchange Rate - $ to £	1.38	1.30	1.38	1.28

1As a result of the SEC Staff Statement, Inspired revised its financial statements as of December 31, 2020 and December 31, 2019 and for the years ended December 31, 2020 and 2019. For the three months ended September 30, 2020, the change in fair value of warrant liability resulting from the SEC Staff Statement was a $0.2 million credit. For the nine months ended September 30, 2020, the change in fair value of warrant liability resulting from the SEC Staff Statement was a $6.1 million credit.

ADJUSTED EBITDA RECONCILIATION BY SEGMENT

(Unaudited)

Three Months Ended September 30, 2021

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
(In millions)
Net income (loss)	$5.1	$7.6	$2.3	$9.0	$1.0	$25.0
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.2	0.2

Stock-based compensation expense	0.5	0.3	0.2	0.1	2.7	3.8

Depreciation and amortization	5.3	0.7	0.9	3.9	0.4	11.2
Interest Income	—	—	—	—	(0.1)	(0.1)
Interest Expense	—	—	—	—	7.3	7.3
Changes in fair value of warrant liability	—	—	—	—	(17.3)	(17.3)
Other finance expense/income	—	—	—	—	(0.3)	(0.3)
Income tax	—	—	—	—	0.3	0.3
Adjusted EBITDA	$10.9	$8.6	$3.4	$13.0	$(5.8)	$30.1

Adjusted EBITDA	£7.9	£6.1	£2.5	£9.4	£(4.1)	£21.8

Exchange rate - $ to £						1.38

Three Months Ended September 30, 20201

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
(In millions)
Net income (loss)	$9.6	$5.7	$1.6	$(2.1)	$(14.3)	$0.5
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.2	0.2

Items outside the normal course of business:
Costs of group restructure	—	—	—	—	0.4	0.4
Acquisition and integration related transaction expenses	—	—	—	—	1.2	1.2

Stock-based compensation expense	0.2	0.1	0.1	—	0.7	1.1

Depreciation and amortization	6.6	1.0	0.5	5.4	0.5	14.0
Interest Income	—	—	—	—	(0.1)	(0.1)
Interest Expense	—	—	—	—	8.3	8.3
Changes in fair value of warrant liability	—	—	—	—	(0.2)	(0.2)
Other finance expense/income	—	—	—	—	(0.3)	(0.3)
Income tax	—	—	—	—	—	—
Adjusted EBITDA	$16.4	$6.8	$2.2	$3.3	$(3.7)	$25.0

Adjusted EBITDA	£12.6	£5.2	£1.7	£2.6	£(2.8)	£19.3

Exchange rate - $ to £						1.30

1As a result of the SEC Staff Statement, Inspired revised its financial statements as of December 31, 2020 and December 31, 2019 and for the years ended December 31, 2020 and 2019. For the three months ended September 30, 2020, the change in fair value of warrant liability resulting from the SEC Staff Statement was a $0.2 million credit.

Nine Months Ended September 30, 2021

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
(In millions)
Net income (loss)	$(1.2)	$15.5	$7.5	$(3.1)	$(54.2)	$(35.5)
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.6	0.6

Items outside the normal course of business:
Acquisition and integration related transaction expenses	—	—	—	—	1.5	1.5
Refinance of Company Debt	—	—	—	—	0.8	0.8
Italian tax related costs relating to prior years	—	1.4	—	—	—	1.4

Stock-based compensation expense	1.1	0.5	0.4	0.3	6.3	8.6

Depreciation and amortization	17.7	2.5	2.5	12.2	1.3	36.2
Interest Income	—	—	—	—	(0.2)	(0.2)
Interest Expense	—	—	—	—	38.1	38.1
Changes in fair value of warrant liability	—	—	—	—	(3.8)	(3.8)
Other finance expense/income	—	—	—	—	(5.5)	(5.5)
Income tax	—	—	—	—	(0.1)	(0.1)

Adjusted EBITDA	$17.6	$19.9	$10.4	$9.4	$(15.2)	$42.0

Adjusted EBITDA	£12.7	£14.4	£7.5	£6.8	£(11.0)	£30.4

Exchange rate - $ to £						1.38

Nine Months Ended September 30, 20201

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
(In millions)
Net income (loss)	$1.3	$15.8	$3.4	$(10.1)	$(45.9)	$(35.5)
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.5	0.5

Items outside the normal course of business:
Costs of group restructure	—	—	—	—	0.8	0.8
Acquisition and integration related transaction expenses	—	—	—	—	5.6	5.6
Impairment on interest in equity method investee	—	—	—	—	0.7	0.7

Stock-based compensation expense	0.4	0.3	0.2	—	2.2	3.1

Depreciation and amortization	21.0	2.7	1.7	13.2	1.3	39.9
Interest Income	—	—	—	—	(0.5)	(0.5)
Interest Expense	—	—	—	—	22.5	22.5
Changes in fair value of warrant liability	—	—	—	—	(6.1)	(6.1)
Other finance expense/income	—	—	—	—	5.9	5.9
Income tax	—	—	—	—	0.3	0.3

Adjusted EBITDA	$22.7	$18.8	$5.3	$3.1	$(12.7)	$37.2

Adjusted EBITDA	£17.7	£14.6	£4.1	£2.4	£(9.9)	£29.0

Exchange rate - $ to £						1.28

1As a result of the SEC Staff Statement, Inspired revised its financial statements as of December 31, 2020 and December 31, 2019 and for the years ended December 31, 2020 and 2019. For the nine months ended September 30, 2020, the change in fair value of warrant liability resulting from the SEC Staff Statement was a $6.1 million credit.

INSPIRED ENTERTAINMENT, INC. SEGMENT PERFORMANCE

(Unaudited)

Three Months Ended September 30, 2021

	Gaming	Virtual Sports	Interactive	Leisure	Corporate Functions	Total
	(in millions)
Revenue:
Service	$19.7	$10.5	$6.1	$32.4	$—	$68.7
Product sales	7.9	—	—	1.0	—	8.9
Total revenue	27.6	10.5	6.1	33.4	—	77.6
Cost of sales, excluding depreciation and amortization:
Cost of service	(4.1)	(0.5)	(1.0)	(8.2)	—	(13.8)
Cost of product sales	(4.2)	—	—	(0.5)	—	(4.7)
Selling, general and administrative expenses	(8.4)	(1.4)	(1.7)	(11.7)	(6.0)	(29.2)
Stock-based compensation expense	(0.5)	(0.3)	(0.2)	(0.1)	(2.7)	(3.8)
Acquisition and integration related transaction expenses	—	—	—	—	—	—
Depreciation and amortization	(5.3)	(0.7)	(0.9)	(3.9)	(0.4)	(11.2)
Segment operating income (loss)	5.1	7.6	2.3	9.0	(9.1)	14.9

Net operating income						$14.9

Total assets at September 30, 2021	$81.2	$61.0	$13.1	$94.0	$54.5	$303.8

Total goodwill at September 30, 2021	$1.4	$47.4	$0.4	$33.5	$—	$82.7
Total capital expenditures for the three months ended September 30, 2021	$2.4	$0.6	$0.9	$1.5	$0.3	$5.7

Three Months Ended September 30, 2020

	Gaming	Virtual Sports	Interactive	Leisure	Corporate Functions	Total
	(in millions)
Revenue:
Service	$27.2	$8.3	$3.5	$16.6	$—	$55.6
Product sales	3.7	—	—	0.8	—	4.5
Total revenue	30.9	8.3	3.5	17.4	—	60.1
Cost of sales, excluding depreciation and amortization:
Cost of service	(5.8)	(0.7)	(0.4)	(3.9)	—	(10.8)
Cost of product sales	(2.7)	—	—	(0.6)	—	(3.3)
Selling, general and administrative expenses	(6.0)	(0.8)	(0.9)	(9.6)	(4.2)	(21.5)
Stock-based compensation expense	(0.2)	(0.1)	(0.1)	—	(0.7)	(1.1)
Acquisition and integration related transaction expenses	—	—	—	—	(1.2)	(1.2)
Depreciation and amortization	(6.6)	(1.0)	(0.5)	(5.4)	(0.5)	(14.0)
Segment operating income (loss)	9.6	5.7	1.6	(2.1)	(6.6)	8.2

Net operating income						$8.2

Total assets at December 31, 2020	$93.9	$64.4	$8.5	$87.0	$70.3	$324.1

Total goodwill at December 31, 2020	$1.4	$48.0	$0.4	$33.9	$—	$83.7
Total capital expenditures for the three months ended September 30, 2020	$2.1	$1.2	$0.6	$1.1	$1.4	$6.4

Nine Months Ended September 30, 2021

	Gaming	Virtual Sports	Interactive	Leisure	Corporate Functions	Total
	(in millions)
Revenue:
Service	$38.1	$25.0	$17.1	$43.1	$—	$123.3
Product sales	16.5	—	—	2.1	—	18.6
Total revenue	54.6	25.0	17.1	45.2	—	141.9
Cost of sales, excluding depreciation and amortization:
Cost of service	(8.3)	(1.3)	(2.7)	(11.6)	—	(23.9)
Cost of product sales	(9.5)	—	—	(1.1)	—	(10.6)
Selling, general and administrative expenses	(19.2)	(5.2)	(4.0)	(23.1)	(16.6)	(68.1)
Stock-based compensation expense	(1.1)	(0.5)	(0.4)	(0.3)	(6.3)	(8.6)
Acquisition and integration related transaction expenses	—	—	—	—	(1.5)	(1.5)
Depreciation and amortization	(17.7)	(2.5)	(2.5)	(12.2)	(1.3)	(36.2)
Segment operating income (loss)	(1.2)	15.5	7.5	(3.1)	(25.7)	(7.0)

Net operating loss						$(7.0)

Total capital expenditures for the nine months ended September 30, 2021	$6.6	$2.5	$2.7	$6.3	$1.1	$19.2

Nine Months Ended September 30, 2020

	Gaming	Virtual Sports	Interactive	Leisure	Corporate Functions	Total
	(in millions)
Revenue:
Service	$47.9	$23.7	$9.0	$33.1	$—	$113.7
Product sales	12.1	—	—	2.2	—	14.3
Total revenue	60.0	23.7	9.0	35.3	—	128.0
Cost of sales, excluding depreciation and amortization:
Cost of service	(11.1)	(2.2)	(1.0)	(7.5)	—	(21.8)
Cost of product sales	(8.3)	—	—	(1.5)	—	(9.8)
Selling, general and administrative expenses	(17.9)	(2.7)	(2.7)	(23.2)	(14.2)	(60.7)
Stock-based compensation expense	(0.4)	(0.3)	(0.2)	—	(2.2)	(3.1)
Acquisition and integration related transaction expenses	—	—	—	—	(5.6)	(5.6)
Depreciation and amortization	(21.0)	(2.7)	(1.7)	(13.2)	(1.3)	(39.9)
Segment operating income (loss)	1.3	15.8	3.4	(10.1)	(23.3)	(12.9)

Net operating loss						$(12.9)

Total capital expenditures for the nine months ended September 30, 2020	$5.4	$3.6	$1.8	$6.6	$4.4	$21.8

Scheduled Online Virtual Sports and Interactive Total Revenue

	Three Months Ended			Nine Months Ended
	30-Sep		Change	30-Sep		Change
(In millions of GBP)	2021	2020	%	2021	2020	%

Online Revenue
Total Revenue £'m - Online Virtuals	£5.1	£3.2	56.1%	£13.4	£11.1	21.1%
Total Revenue £'m – Interactive	£4.4	£2.7	62.7%	£12.3	£7.1	74.3%
Total Revenue £'m – Online Virtuals and Interactive	£9.5	£6.0	59.1%	£25.7	£18.2	41.2%

in millions of USD	$13.1	$7.7	68.0%	$35.6	$23.0	54.6%

Exchange Rate - $ to £	1.38	1.29		1.38	1.27